Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

VELO3D, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457(o)	-	-	$17,250,000	$0.00015310	$2,640.98
Total Offering Amounts						$17,250,000	$0.00015310	$2,640.98
Total Fees Previously Paid						-		-
Total Fee Offsets						-		-
Net Fee Due								$2,640.98

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes common stock that may be issued upon exercise of a 30-day option granted to the representative of the several underwriters solely to cover over-allotments, if any.